Exhibit 10.23

Magma Design Automation, Inc.
ID: 77-0454924
Notice of Grant of Award	1650 Technology Drive
and Award Agreement	San Jose, CA 95110

[Name]	Award Number:
Plan:
ID:

Effective MM/DD/YYYY, you have been granted an award of xx,xxx shares of Magma Design Automation, Inc. (the Company) common stock. These shares are restricted until the vest date(s) shown below.

The current total value of the award is $xxx,xxx.xx.

The total price of the award is $x.xx.

The award will vest in increments on the date(s) shown.

Shares	Full Vest

By your signature and the Company’s signature below, you and the Company agree that this award is granted under and governed by the terms and conditions of the Company’s Award Plan as amended and the Award Agreement, all of which are attached and made a part of this document.

Magma Design Automation, Inc.	Date

[Name]	Date

MAGMA DESIGN AUTOMATION, INC.

2001 Stock Incentive Plan

RESTRICTED SHARE AGREEMENT

THIS RESTRICTED SHARE AGREEMENT (this “Agreement”), together with the Notice of Grant of Award (the “Notice”) to which this Restricted Share Agreement is attached, constitute the Restricted Stock Agreement referred to in the Magma Design Automation, Inc. 2001 Stock Incentive Plan (the “Plan”) with respect to the restricted share award granted to you pursuant to the Notice. To the extent any capitalized terms used in this Agreement are not defined, they shall have the meaning ascribed to them in the Plan.

1. Sale of Stock. Subject to the terms and conditions of this Agreement, on the Purchase Date (as defined below) the Company will issue and sell to Purchaser, and Purchaser agrees to purchase from the Company, the number of Shares set forth in the Notice at the aggregate purchase price specified in the Notice. The per Share purchase price of the Shares shall be not less than the par value of the Shares as of the date of the offer of such Shares to the Purchaser. The term “Shares” refers to the purchased Shares and all securities received in replacement of or in connection with the Shares pursuant to stock dividends or splits, all securities received in replacement of the Shares in a recapitalization, merger, reorganization, exchange or the like, and all new, substituted or additional securities or other properties to which Purchaser is entitled by reason of Purchaser’s ownership of the Shares.

2. Time and Place of Purchase. The purchase and sale of the Shares under this Agreement shall occur at the principal office of the Company simultaneously with the execution of this Agreement by the parties, or on such other date as the Company and Purchaser shall agree (the “Purchase Date”). On the Purchase Date, the Company will issue in book form the number of Shares to be purchased by Purchaser (which shall be issued in Purchaser’s name) against payment of the purchase price therefor by Purchaser by (a) check made payable to the Company, (b) cancellation of indebtedness of the Company to Purchaser, or (c) a combination of the foregoing.

3. Restrictions on Resale. By signing this Agreement, Purchaser agrees not to sell any Shares acquired pursuant to the Plan and this Agreement at a time when applicable laws, regulations or Company or underwriter trading policies prohibit exercise or sale.

4. Restrictive Legends and Stop Transfer Orders.

4.1 Legends. Any certificate or certificates representing the Shares shall bear the following legend (as well as any legends required by applicable state and federal corporate and securities laws):

THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS Of AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

4.2 Stop-Transfer Notices. Purchaser agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

4.3 Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as the owner or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

5. Company’s Lapsing Right of Repurchase.

5.1 Repurchase Right on Termination. For purposes of this Agreement, a “Repurchase Event” shall mean an occurrence of one of: (a) termination of Purchaser’s service to the Company, whether voluntary or involuntary and with or without cause or (b) resignation or retirement of Purchaser as an employee of the Company or death of Purchaser. Upon the occurrence of a Repurchase Event, the Company shall have the right (but not an obligation) to repurchase the Shares at a price per Share equal to the price per Share paid by Purchaser (the “Repurchase Right”). The Repurchase Right shall lapse in accordance with the vesting schedule set forth in the Notice.

5.2 Exercise of Repurchase Right. The Company may notify Purchaser at any time within 90 days after the date of the Repurchase Event that it is exercising its Repurchase Right with respect to some or all of the Shares, or that it is not exercising its Repurchase Right. If the Company does not so notify Purchaser within 90 days after the date of the Repurchase Event, the Repurchase Right shall be deemed automatically exercised by the Company as of the 90th day following such date. By executing this Agreement Purchaser agrees that it has received written notice of the Company’s intention to exercise its Repurchase Right with respect to all Shares to which such Repurchase Right applies. The Company, at its choice, may satisfy its payment obligation to Purchaser with respect to exercise of the Repurchase Right by (i) delivering a check to Purchaser in the amount of the purchase price for the Shares being repurchased, or (ii) in the event Purchaser is indebted to the Company, by canceling an amount of such indebtedness equal to the purchase price for the Shares being repurchased, or (iii) by a combination of (i) and (ii) so that the combined payment and cancellation of indebtedness equals such purchase price. In the event of any deemed automatic exercise of the Repurchase Right, any such cancellation of indebtedness shall be deemed automatically to occur as of the 90th day following the date of the Repurchase Event unless the Company otherwise satisfies its payment obligations. As a result of any repurchase of Shares pursuant to the Repurchase Right, the Company shall become the legal and beneficial owner of the repurchased Shares and shall have all rights and interest therein or related thereto, and the Company shall have the right to transfer to its own name the number of Shares being repurchased by the Company, without further action by Purchaser.

6. No Employment Rights. Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company, or a Parent or Subsidiary of the Company, to terminate Purchaser’s employment, for any reason, with or without cause.

7. Market Standoff Agreement. Upon request of the Company or the underwriters managing any underwritten public offering of the Company’s securities, Purchaser agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Shares (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed 180 days) from the effective date of such registration as may be requested by the Company or such managing underwriters and to execute such agreement reflecting the foregoing as may be requested by the underwriters at the time of the underwritten public offering.

8. Miscellaneous.

8.1 Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

8.2 The Plan and Other Agreements; Enforcement of Rights. The text of the Plan and the Notice are incorporated into this Agreement by reference. This Agreement, the Plan and the Notice constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments or negotiations concerning the purchase of the Shares hereunder are superseded. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing and signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

8.3 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i)such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms.

8.4 Construction. This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

8.5 Notices. Any notice to be given under the terms of the Plan shall be addressed to the Company in care or its principal office, and any notice to be given to the Purchaser shall be addressed to such Purchaser at the address maintained by the Company for such person or at such other address as the Purchaser may specify in writing to the Company.

8.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall he deemed an original and all of which together shall constitute one instrument.

8.7 Successors and Assigns. The rights and benefits of this Agreement shall inure to the benefit of., and be enforceable by, the Company’s successors and assigns. The rights and obligations of Purchaser under this Agreement may only be assigned with the prior written consent of the Company.

9. Withholding. With respect to an award of Shares hereunder, any tax withholding obligation of the Company shall be satisfied by the Company withholding a number of Shares from the total number of Shares deliverable pursuant to the award, the aggregate Fair Market Value of which is equal to the minimum statutory withholding tax obligation in accordance with rules and procedures established by the Company. The value of each Share withheld shall be the Fair Market Value per share of Common Stock on the date the award becomes taxable. Partial Shares shall not be used to satisfy withholding obligations. In the event the minimum statutory withholding obligation is not equal to the aggregate Fair Market Value of a whole number of Shares, the number of Shares withheld shall be rounded down to the next whole Share with any remaining statutory withholding obligation to be satisfied in a manner acceptable to the Company.

10. Section 83(b) Election. Purchaser hereby acknowledges that he or she has been informed that, with respect to the purchase of the Shares, an election may be filed by the Purchaser with the Internal Revenue Service, within 30 days of the purchase of the Shares, electing pursuant to Section 83(b) of the Code to be taxed currently on any difference between the purchase price of the Shares and their Fair Market Value on the date of purchase (the “Election”). Making the Election will result in recognition of taxable income to the Purchaser on the date of purchase, measured by the excess, if any, of the Fair Market Value of the Shares over the purchase price for the Shares. Absent such an Election, taxable income will be measured and recognized by Purchaser at the time or times on which the Company’s Repurchase Right lapses. Purchaser is strongly encouraged to seek the advice of his or her own tax consultants in connection with the purchase of the Shares and the advisability of filing of the Election. PURCHASER ACKNOWLEDGES THAT IT IS PURCHASER’S SOLE RESPONSIBILITY AND NOT THE COMPANY’S TO TIMELY FILE THE ELECTION UNDER SECTION 83(b) OF THE CODE, EVEN IF PURCHASER REQUESTS THE COMPANY OR ITS REPRESENTATIVE TO MAKE THIS FILING ON PURCHASER’S BEHALF. If Purchaser does file a Section 83(b) with the Internal Revenue Service, Purchaser agrees to deliver a copy of such election to the Company with 5 business days of filing such election.

11. Acknowledgment. By Purchaser’s signature and the signature of the Company’s representative on the Notice, Purchaser and the Company agree that the Shares are granted under and governed by the terms and conditions of the Plan, the Notice and this Agreement. Purchaser has reviewed the Plan, the Notice and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement, and fully understands all provisions of the Plan, the Notice and this Agreement. Purchaser hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan, the Notice and this Agreement. Purchaser further agrees to notify the Company upon any change in Purchaser’s residence address.